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                                                                     Exhibit 2.2

                            FORM OF ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "AGREEMENT") is entered into as of January __, 2002 by and among THE TITAN CORPORATION, a Delaware corporation ("PARENT"), [____________], [A NATIONAL BANKING ASSOCIATION] [BANK ORGANIZED UNDER THE LAWS OF __________________] (the "ESCROW AGENT") and [_____________], an individual
(the "COMPANY SHAREHOLDERS' REPRESENTATIVE"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

                                    RECITALS

         WHEREAS, Parent, THUNDERBIRD ACQUISITION CORP., a California corporation, and wholly owned subsidiary of Parent (the "MERGER SUB") and JAYCOR, INC., a California corporation (the "COMPANY") have entered into an Agreement and Plan of Merger and Reorganization dated as of January ___, 2002 (the "MERGER AGREEMENT") pursuant to which Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         WHEREAS, the Merger Agreement provides that an escrow account will be established as collateral for certain indemnification obligation rights of Parent and the other Indemnitees under the Merger Agreement.

         WHEREAS, the Merger Agreement provides that an adjustment account will be established for purposes of the working capital adjustments set forth in
Section 1.14 of the Merger Agreement.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account and such adjustment account will be established and maintained.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereby agree as follows:

         1. ESCROW ACCOUNT AND ADJUSTMENT ACCOUNT.

            (a) ESCROW OF SHARES. On the date of the Closing (the "CLOSING DATE," the exact date of which Escrow Agent will be notified by Parent), Parent shall deliver to the Escrow Agent (i) a certificate issued in the name of the Escrow Agent on behalf of the shareholders of the Company hereto representing in the aggregate __________________ (_______) shares of Parent Common Stock (the "ESCROW SHARES"), and (ii) a certificate issued in the name of the Escrow Agent on behalf of the shareholders of the Company hereto representing in the aggregate ________________________________ (_______)
shares of Parent Common Stock (the "ADJUSTMENT SHARES"). The Escrow Shares and the Escrow Cash (as defined in Section 1(f) below) are hereinafter referred to, collectively, as the "ESCROW FUND." The Adjustment Shares and the Adjustment Cash (as defined in Section 1(f) below) are hereinafter referred to, collectively, as the "ADJUSTMENT FUND." The Escrow Shares and the Adjustment Shares are hereinafter referred to, collectively, as the "SHARES." The Escrow Fund shall be held as security

                                       1.
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for the indemnification rights to which Parent and the other Indemnitees are entitled pursuant to Section 9 of the Merger Agreement and as security for any working capital adjustment in excess of the Adjustment Fund. The Adjustment Fund shall be held as security for any working capital adjustments made pursuant to Section 1.14 of the Merger Agreement. Neither the Escrow Fund nor the Adjustment Fund shall be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "ESCROW ACCOUNT") subject to the terms and conditions of this Agreement. The Escrow Agent agrees to accept delivery of the Adjustment Shares and to hold the Adjustment Shares in a purchase price adjustment fund (the "ADJUSTMENT ACCOUNT") subject to the terms and conditions of this Agreement.

            (b) DIVIDENDS, INTEREST, ETC. Any securities distributable in respect of or in exchange for any of the Shares, whether by way of stock dividend, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account or the Adjustment Account, as applicable. Such securities shall be issued in the name of the Escrow Agent on behalf of the Company's shareholders and shall be considered Escrow Shares or Adjustment Shares, as appropriate, for all purposes hereof. If any additional securities are delivered to the Escrow Agent subsequent to a sale of the Shares pursuant to Section 1(f), such securities shall be sold as soon as practicable after such delivery pursuant to Section 1(f), and the proceeds from such sale shall be deposited in the Escrow Account or the Adjustment Account, as appropriate. Such proceeds shall be invested by the Escrow Agent in accordance with Section 2(f) and any interest earned thereon shall be deemed Escrow Cash or Adjustment Cash, as appropriate. Any cash dividend or property (other than stock dividends or distributions payable in securities which shall become part of the Escrow Account and the Adjustment Account upon distribution and shall be deemed Shares for all purposes of this Agreement) distributable to the shareholders of the Company in respect of the Escrow Shares or the Adjustment Shares shall be distributed by Parent to the Company Shareholders' Representative, on behalf of the shareholders of the Company.

            (c) VOTING OF SHARES. On any matter brought before the stockholders of Parent for a vote, each shareholder of the Company shall deliver written notice to the Escrow Agent ("VOTING NOTICE") setting forth the manner in which the Escrow Agent shall vote such shareholder's portion of the Shares, which shall equal the proportionate share of such shareholder's ownership of the Company stock as set forth on SCHEDULE I attached hereto. Each shareholder of the Company shall deliver such Voting Notice to the Escrow Agent at least five
(5) days prior to the date of the taking of any vote of the stockholders of Parent (the "VOTING NOTICE DATE"). The Escrow Agent shall vote the Shares in proportion to the votes cast by the shareholders of the Company with respect to the Shares. The Escrow Agent shall have no obligation to vote any of the Shares if no Voting Notice is received prior to the Voting Notice Date or if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Shares.

            (d) TRANSFERABILITY. The interests of the shareholders of the Company in the Shares shall not be assignable, pledgeable or transferable, other than by operation of law; PROVIDED HOWEVER, that notwithstanding the foregoing, the Shares may be sold in whole or in part pursuant to Section 1(f).

                                       2.
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            (e) ESCROW AGENT'S POWER TO TRANSFER. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Cash (as defined below), the Escrow Shares, the Adjustment Cash or the Adjustment Shares permitted under the terms of this Agreement.

            (f) ELECTION TO SELL SHARES BY COMPANY SHAREHOLDERS' REPRESENTATIVE. The Company Shareholders' Representative has informed Parent that he intends to direct the sale of some or all of the Shares within a short period following the Closing. If the Company Shareholders' Representative elects to sell any of the Shares in one or more transactions, he or she shall (i) instruct the Escrow Agent to sell the Shares specifying the number of Shares to be sold, (ii) instruct the Escrow Agent as to any limitations on the price at which such Shares are to be sold and any limitations on the brokerage and other fees incurred in connection with the sale of such Shares, as determined by the Company Shareholders' Representative in his discretion, in a manner intended to maximize the net proceeds from such sale based on then current market conditions, and (iii) provide notice to the Parent of such election. The Escrow Agent shall cause the sale of the Shares strictly in accordance with the written instructions of the Company Shareholders' Representative. The proceeds received from such sale of the Escrow Shares and the Adjustment Shares, net of any documented commissions or brokerage fees and expenses reasonably incurred in the sale of the Shares, shall be deposited into the Escrow Account and the Adjustment Account, respectively, and shall be available to (i) satisfy any Damages with respect to which an Indemnitee may be entitled to indemnification under the Merger Agreement, and/or (ii) any working capital adjustments pursuant to Section 1.14 of the Merger Agreement, respectively. For purposes hereof, all consideration received from such sale of Escrow Shares and Adjustment Shares (together with any interest thereon), respectively, shall be referred to herein collectively in each case as "ESCROW CASH" and "ADJUSTMENT CASH," respectively.

         2. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

            (a) DELIVERY OF CLAIM NOTICE. If, in the good faith belief of such Indemnitee, any Indemnitee has incurred or suffered any Damages resulting from, arising out of, relating to, in the nature of, or caused by any of the circumstances set forth in Section 9 of the Merger Agreement for which such Indemnitee is or may be entitled to indemnification under the Merger Agreement, the Parent shall, on behalf of such Indemnitee and on or prior to the Termination Date (as defined below), give written notice of such claim (a "CLAIM NOTICE") to the Company Shareholders' Representative and the Escrow Agent. Each Claim Notice shall state (i) the basis for such claim, (ii) the amount of Damages incurred or suffered by such Indemnitee (the "CLAIMED AMOUNT"), (iii) the amount of Escrow Cash and/or number of Escrow Shares (valued at Fair Market Value (as defined in Section 6) required to satisfy such Damages, and (iv) delivery instructions for any distribution of Escrow Cash or the name under which such Escrow Shares shall be issued. No Indemnitee shall make any claim for Damages after 11:59 p.m. Pacific Time on April 15, 2003 (the "TERMINATION DATE"). Attached hereto as ATTACHMENT A are the names, titles and specimen signatures of each of the persons who are authorized, on behalf of Parent to execute and deliver written notices and directions to the Escrow Agent.

            (b) RESPONSE NOTICE; UNCONTESTED CLAIMS. Within 10 days of the date a Claim Notice is delivered (the "RESPONSE DATE") in accordance with Section 10, the Company

                                       3.

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Shareholders' Representative shall provide to Parent and to the Escrow Agent a written response (the "RESPONSE NOTICE") in which the Company Shareholders' Representative shall: (i) agree that the Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, (ii) agree that the Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to part, but not all, of the Claimed Amount (the "AGREED AMOUNT") may be released from the Escrow Account to the Indemnitee, or (iii) contest that any of the Escrow Cash or Escrow Shares may be released from the Escrow Account to the Indemnitee. The Company Shareholders' Representative may contest the release of Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnitee is entitled to indemnification under the Merger Agreement. If no Response Notice is delivered by the Company Shareholders' Representative to the Escrow Agent by the Response Date, the Company Shareholders' Representative shall be deemed to have agreed that Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to the entire Claimed Amount may be released from the Escrow Account to the Indemnitee.

            (c) UNCONTESTED CLAIM. If the Company Shareholders' Representative in the Response Notice agrees or is deemed to have agreed that the Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, no later than ten (10) days after receipt or deemed receipt of the Response Notice, transfer, deliver, and assign to such Indemnitee such amount of the Escrow Cash and/or such number of Escrow Shares (valued at Fair Market Value) equal to the Claimed Amount as provided in the Claim Notice plus interest as of the date of distribution attributable to the portion of the Escrow Cash distributed to the Indemnitee with respect to such Claimed Amount (or such lesser amount of Escrow Cash and number of Escrow Shares as is then held in the Escrow Account).

            (d) PARTIALLY CONTESTED CLAIMS. If the Company Shareholders' Representative in the Response Notice agrees that Escrow Cash and/or Escrow Shares (valued at Fair Market Value) equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to such Indemnitee, the Escrow Agent shall, no later than ten (10) days after receipt of the Response Notice, transfer, deliver, and assign to such Indemnitee such amount of the Escrow Cash and/or number of Escrow Shares (valued at Fair Market Value) equal to the Agreed Amount plus interest as of the date of distribution attributable to the portion of the Escrow Cash distributed to the Indemnitee with respect to such Agreed Amount (or such lesser amount of Escrow Cash and/or number of Escrow Shares as is then held in the Escrow Account) and subject to reduction pursuant to Section 2(e).

            (e) CONTESTED CLAIMS. If the Company Shareholders' Representative in the Response Notice contests all or any part of any claim in a Claims Notice (a "CONTESTED CLAIM"), then the Contested Claim shall be first presented for resolution to the Company Shareholders' Representative and the Chief Financial Officer of Parent by consultation for a period not to exceed 10 business days, and, if not resolved within such period, shall be then adjudicated in accordance with Section 12(a) of this Agreement. After the Escrow Termination Date and until the Escrow Agent receives (x) delivery of a copy of a settlement agreement executed by Company Shareholders' Representative and the Parent instructing the Escrow Agent as to the

                                       4.
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resolution of such Contested Claim and the disbursement of Escrow Cash and/or
Escrow Shares retained in respect of such Contested Claim or (y) delivery of a copy of the final non-appealable award of a court of competent jurisdiction resolving the Contested Claim, the Escrow Agent shall continue to hold in the Escrow Account the cash and funds required to be retained in accordance with
Section 4(a) of this Agreement.

            (f) From the date hereof until the final disbursement from the Escrow Fund pursuant to Section 5.1 of this Escrow Agreement, the Escrow Agent is authorized and directed to invest and reinvest the Escrow Cash and/or the Adjustment Cash in any of the following investments (each a "PERMITTED INVESTMENT") in each case pursuant to written instructions of the Company Shareholders' Representative, with the consent of the Parent, which consent shall not be unreasonably withheld: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) six (6) month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Escrow Agent does not receive written instructions from the Company Shareholders' Representative to invest or reinvest the Escrow Cash and/or the Adjustment Cash, the Escrow Agent agrees to invest and reinvest the Escrow Cash and the Adjustment Cash in a money market fund agreed to by Parent and the Shareholder Representative in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Escrow Cash or the Adjustment Cash, as applicable, pursuant to this Escrow Agreement. For purposes of this Escrow Agreement, "interest" on the Escrow Cash and the Adjustment Cash shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Escrow Agent. The Escrow Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Escrow Agreement as necessary to make disbursements under this Escrow Agreement. The Escrow Agent, Parent, the Surviving Corporation and the Shareholder Representative shall not be responsible for any unrealized profit or realized loss realized on such investments.

         3. ADMINISTRATION OF ADJUSTMENT ACCOUNT. The Escrow Agent shall administer the Adjustment Account as follows:

            (a) If Parent is obligated to issue and deposit with the Escrow Agent in the Adjustment Fund for the benefit of the Company's shareholders any additional shares of Parent Common Stock pursuant to Section 1.14(b) of the Merger Agreement, Parent shall deliver a certificate representing such additional shares to the Escrow Agent as soon as administratively practicable, and in no event later than five days after (i) the issuance of the written statement delivered by the Neutral Auditor (as defined in the Merger Agreement), or (ii) if any dispute is

                                       5.

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resolved in the Initial Resolution Period (as defined in the Merger Agreement), the agreement by the parties upon the final Closing Report (as defined in the Merger Agreement). The Escrow Agent shall deposit such additional shares into the Adjustment Account as soon as administratively practicable after the receipt of such certificate from the Parent. If a sale of all of the Shares has been made pursuant to Section 1(f) prior to such adjustment, the additional shares shall be sold pursuant to Section 1(f) as soon as administratively practicable after the additional shares are deposited into the Adjustment Account. If a sale of less than all of the Shares has occurred, the Shareholders' Representative shall be entitled to sell the additional Shares described above pursuant to
Section 1(f).

            (b) If Parent is entitled to reduce the number of Adjustment Shares deposited with the Escrow Agent in the Adjustment Fund for the benefit of the Company's shareholders pursuant to Section 1.14(c) of the Merger Agreement, the Parent and the Company Shareholders' Representative shall jointly instruct (unless the amount of the Parent Adjustment Amount is determined by a Neutral Auditor (as defined in the Merger Agreement) in which case, only the instructions of Parent, with a copy of the decision of the Neutral Auditor shall be required) the Escrow Agent to (i) reduce the number of Adjustment Shares held in the Adjustment Account for the benefit of the Company's shareholders by an amount equal to the Parent Adjustment Amount (as defined in the Merger Agreement) divided by the Parent Average Trading Price (as defined in the Merger Agreement) or (ii) reduce the amount of Adjustment Cash held in the Adjustment Account by an amount equal to the Parent Adjustment Amount plus any interest as of the date of distribution attributable to the portion of the Adjustment Cash distributed to Parent with respect to the Parent Adjustment Amount. The Escrow Agent shall then reduce the number of Adjustment Shares or the Amount of Adjustment Cash, as applicable, by such amount, and shall issue a stock certificate or cash, as appropriate, to Parent, equal to such amount. If Parent is entitled to a distribution pursuant to this Section 3(b) and the Parent Adjustment Amount exceeds the value of the funds then available in the Adjustment Account (such excess, the "EXCESS ADJUSTMENT AMOUNT"), the Excess Adjustment Amount shall be distributed to Parent out of the Escrow Fund in the manner set forth in Section 2(c) as if the entire Excess Adjustment Amount is a Claimed Amount (but without any further right on the part of the Company Shareholders' Representative to further contest the Claimed Amount or the disbursement).

                                       6.
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         4. RELEASE OF ESCROW FUND AND ADJUSTMENT FUND.

            (a) RELEASES OF FUNDS.

                (1) RELEASE OF ESCROW CASH AND/OR ESCROW SHARES. Within 15 days after the Termination Date, the Escrow Agent shall distribute to the Company Shareholders' Representative, on behalf of each of the shareholders of the Company, (i) all of the Escrow Shares, including any shares received pursuant to stock splits, dividends or otherwise, and (ii) all of the Escrow Cash, including any interest earned thereon not otherwise distributed to the Indemnitees pursuant to Section 2 or retained in the Escrow Account pursuant to the next sentence of this Section 4(a)(1). Notwithstanding the foregoing, if any Claim Notice has been given and such claim has not yet been resolved, the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount of the Escrow Cash and/or a number of Escrow Shares (valued at Fair Market Value on the Termination Date) equal in the aggregate to the Claimed Amount in a Claims Notice or Contested Claim, as the case may be plus interest attributable to the portion of the Escrow Cash retained with respect to such Claimed Amount or Contested Amount, in each case without regard to any potential insurance payments related thereto (as well as any amounts the Escrow Agent reasonably determines are necessary to satisfy the fees and expenses contemplated by
Section 7(a)), which has not then been resolved, upon the terms set forth in
Section 2.

                (2) RELEASE OF ADJUSTMENT CASH AND/OR ADJUSTMENT SHARES. As soon as practicable, but in no event later than five (5) days after (i) the issuance of the written statement delivered by the Neutral Auditor (as defined in the Merger Agreement), or (ii) if any dispute is resolved in the Initial Resolution Period (as defined in the Merger Agreement), the agreement by the parties upon the final Closing Report (as defined in the Merger Agreement), Parent and the Company Shareholders' Representative shall instruct the Escrow Agent to distribute to the Company Shareholders' Representative, on behalf of each of the shareholders of the Company, all of the Adjustment Shares, including any shares received pursuant to stock splits, dividends or otherwise, and all of the Adjustment Cash, including any interest earned thereon not otherwise distributed to the Parent pursuant to Section 3.

            (b) DISTRIBUTIONS. Any distribution of all or a portion of the Escrow Cash, Escrow Shares, Adjustment Cash and/or Adjustment Shares to the Company Shareholders' Representative, on behalf of the shareholders of the Company, shall be made as follows: (i) each shareholder shall receive a PRO RATA share of the distribution based on the proportionate share of such shareholder's ownership of the Company as set forth on SCHEDULE I attached hereto, (ii) all Escrow Cash will be distributed before any Escrow Shares are distributed, and
(iii) all Adjustment Cash will be distributed before any Adjustment Shares are distributed; PROVIDED, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares and the Adjustment Shares otherwise distributable to the Company Shareholders' Representative, on behalf of any Company shareholders who have not, according to written notice provided by Parent to the Escrow Agent, prior to such distribution, surrendered their respective Company Stock Certificates in accordance with Section 1.8(a) of the Merger Agreement. Any such Escrow Cash and/or Escrow Shares so withheld shall be delivered to Parent promptly after the Termination Date, and any such Adjustment Cash and/or Adjustment Shares so withheld shall be delivered to Parent promptly after (i) the issuance of the written statement delivered by the

                                       7.

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Neutral Auditor (as defined in the Merger Agreement), or (ii) if any dispute is resolved in the Initial Resolution Period (as defined in the Merger Agreement), the agreement by the parties upon the final Closing Report (as defined in the Merger Agreement). Such withheld amounts shall in each case be delivered by Parent to the Company Shareholders' Representative, on behalf of the shareholders of the Company to whom such shares would have otherwise been distributed upon surrender of their respective Company Stock Certificates. Distributions to the Company Shareholders' Representative, on behalf of the shareholders of the Company, shall be made by mailing stock certificates in the names of such holders to the address of the Company Shareholders' Representative provided in Section 10 (or such other address as may be provided in writing to the Escrow Agent and Parent by the Company Shareholders' Representative). Upon receipt of the stock certificates, the Company Shareholders' Representative shall promptly mail such certificates to each Company shareholder.

            (c) No fractional shares of Parent Common Stock shall be distributed to the shareholders of the Company pursuant to this Agreement. In lieu of any fractional shares to which such Company shareholder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, such Company shareholder shall be paid in cash an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying Fair Market Value by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such Company shareholder hereunder.

         5. PRO RATA PAYMENTS AND DISTRIBUTIONS. At any time that a payment, distribution or holdback is required to be made pursuant to this Agreement, the payment, distribution or holdback shall be from or to each shareholder of the Company in the same proportion as such shareholder's proportionate ownership of the Company as set forth on SCHEDULE I attached hereto. Any such PRO RATA payment, distribution or holdback shall be made by the Escrow Agent only in accordance with written instructions from the Company Shareholders' Representative setting forth the exact amount of any PRO RATA payment required to be made pursuant to this Agreement. Notwithstanding anything herein to the contrary, the Escrow Agent shall have no obligation to file or prepare any tax returns or to prepare any other reports for any taxing authorities concerning the matters covered by this Agreement.

         6. VALUATION OF ESCROW SHARES. For purposes of this Agreement, the "FAIR MARKET VALUE" of the Shares shall be determined based upon the closing price of Parent Common Stock on the New York Stock Exchange on the business day immediately preceding the date on which a distribution is made pursuant to the terms of this Agreement.

         7. FEES AND EXPENSES OF ESCROW AGENT.

            (a) Upon execution of this Agreement and initial deposit of the Escrow Shares and the Adjustment Shares, an Administrative Fee of $[________] ([_________]) will be payable to the Escrow Agent. This administrative fee will cover the administration of the Adjustment Account until the Termination Date. If the period which the Escrow Agent is required to maintain the Escrow Account continues beyond the Termination Date pursuant to Section 4(a), fees will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

                                       8.
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            (b) Parent shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder including those set forth in Section 7(a) hereof.

            (c) All reasonable expenses (including attorneys' fees) incurred by the Company Shareholders' Representative in connection with the performance of its duties hereunder shall be paid by the shareholders of the Company. The Company Shareholder Representative may retain any Escrow Cash and/or Escrow Shares distributed to the Company Shareholder's Representative hereunder and use such Escrow Cash and/or the proceeds from the sale of such Escrow Shares to pay such expenses. Parent shall have no liability whatsoever for any fees, costs, or other expenses incurred by the Company Shareholders' Representative. Any payments by the shareholders of the Company hereunder shall be made proportionately based upon such shareholder's proportionate ownership of the Company as set forth on Schedule I attached hereto, with any payment being made first from any Escrow Cash and then from any Escrow Shares. The Company Shareholders' Representative shall be entitled to receive distributions of Escrow Cash or Escrow Shares, valued at Fair Market Value, to the extent his reasonable expenses exceed the amount of the Escrow Cash or Escrow Shares distributed to him that he has not subsequently distributed to the Shareholders; PROVIDED HOWEVER, that the aggregate amount of distributions to the Company Shareholders' Representative pursuant to this sentence shall not exceed the Permitted Reimbursement Amount.

         8. DUTIES OF ESCROW AGENT.

            (a) The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Escrow Agent be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. In connection with any sales of Shares pursuant to Section 1(f) of this Agreement, the Escrow Agent shall issue or cause to be issued a Form 1099 to each beneficial owner of Shares properly reflecting such beneficial owner's pro rata portion of all proceeds from the sale of Shares. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

            (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Cash, the Escrow Shares, the Adjustment Cash or the Adjustment Shares, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign as Escrow Agent so a successor can be appointed pursuant to clause (e) of this Section 8, or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Parent will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this
Section 8(b)

                                       9.
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(such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 7 hereof).

            (c) The Escrow Agent, its corporate parent, its subsidiary corporations or any of its related companies, its employees, agents, officers, and directors, shall be indemnified, jointly and severally, and held harmless by the Parent, from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Account and/or the Adjustment Account made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence or willful misconduct. The costs and expenses of enforcing this right of indemnification also shall be paid by the Parent. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent.

            (d) The Escrow Agent shall have no interest in the Escrow Cash, the Escrow Shares, the Adjustment Cash or the Adjustment Shares, but is serving as escrow holder only and having only possession thereof.

            (e) The Escrow Agent may resign as Escrow Agent at any time and for any reason whatsoever. In the event the Escrow Agent desires to resign as Escrow Agent under this Agreement, the Escrow Agent shall deliver a notice to Parent and the Company Shareholders' Representative stating the date upon which such resignation shall be effective; PROVIDED, HOWEVER, that any such resignation shall not be effective until at least the 30th day after Parent and the Company Shareholders' Representative receive such notice. Upon the receipt of any such notice from the Escrow Agent, Parent may appoint a successor escrow agent without the consent of the Company Shareholders' Representative so long as such successor is a bank or trust company with assets of at least $500 million, and may appoint any other successor escrow agent with the consent of the Company Shareholders' Representative, which consent shall not be unreasonably withheld. In the case of the appointment of any successor escrow agent requiring the consent of the Company Shareholders' Representative as set forth in the preceding sentence, Parent and the Company Shareholders' Representative shall deliver a written notice to the Escrow Agent designating the successor escrow agent. Upon the effectiveness of the resignation of the Escrow Agent, the Escrow Agent shall deliver all Escrow Cash, Escrow Shares, Adjustment Cash and Adjustment Shares to any successor escrow agent properly designated hereunder, whereupon the Escrow Agent shall be discharged from any and all further obligations arising hereunder. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring the Escrow Cash, the Escrow Shares, the Adjustment Cash and the Adjustment Shares to a successor escrow agent. If upon the effective date of resignation of the Escrow Agent a successor escrow agent has not been duly designated, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Cash, the Escrow Shares, the Adjustment Cash and the Adjustment Shares until receipt of a designation of successor escrow agent or a final nonappealable order of a court of competent jurisdiction.

         9. TERMINATION. This Agreement shall terminate upon the later of the Termination Date or the release by the Escrow Agent of all of the Escrow Cash, the Escrow Shares, the Adjustment Cash and the Adjustment Shares in accordance with this Agreement.

                                      10.

         10. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, except that notice to the Escrow Agent shall only be deemed given when received by the Escrow Agent.

         If to Parent:                         __________________
                                               __________________
                                               Attn:
                                               Fax:

         With a copy to (which copy shall      THE TITAN CORPORATION
         not constitute notice):               3033 Science Park Road
                                               San Diego, CA  92121
                                               Attn:  Nicholas J. Costanza, Esq.

                                               COOLEY GODWARD LLP
                                               4401 Eastgate Mall
                                               San Diego, CA 92121
                                               Attn:  Barbara L. Borden, Esq.
                                                      Deyan P. Spiridonov, Esq.
                                               Fax: (858) 550-6420

         If to the Company Shareholders'
         Representative:                       __________________
                                               __________________
                                               __________________

         With a copy to:                       __________________
                                               __________________
                                               __________________

         If to the Escrow Agent:               __________________
                                               __________________
                                               __________________

         11. Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, facsimile or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in Section 10.

         12. GENERAL.

                                      11.

            (a) GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the laws of the State of California without regard to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each party hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California (and each appellate court located in the State of California), in connection with any legal proceeding;
(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding; (iii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim by either party hereto that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (c) SUCCESSOR ESCROW AGENT. If the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting surviving or transferee corporation without any further act shall be the successor Escrow Agent, provided that such corporation be eligible under this Agreement.

            (d) ENTIRE AGREEMENT. Except as set forth in the Merger Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

            (e) WAIVERS. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                                      12.

            (f) AMENDMENT. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


                                      13.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PARENT:                                THE TITAN CORPORATION


                                       By:
                                          -------------------------------------

                                       Name:
                                            -----------------------------------

                                       Title:
                                             ----------------------------------


COMPANY SHAREHOLDERS' REPRESENTATIVE:
                                     ------------------------------------------


ESCROW AGENT:                        [_______________________]


                                       By:
                                          -------------------------------------

                                       Name:
                                            -----------------------------------

                                       Title:
                                             ----------------------------------



                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                  ATTACHMENT A

                             AUTHORIZED SIGNATORIES


FOR THE TITAN CORPORATION ("PARENT") THE FOLLOWING NAMED PERSONS WITH TITLE AND SPECIMEN SIGNATURE SHOWN BELOW:


---------------------------------------- -------------------------------------- --------------------------------------
                 NAME                                    TITLE                                SIGNATURE
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------


                                   SCHEDULE I

               SHAREHOLDERS' ESCROW SHARES, ADJUSTMENT SHARES AND
                             PROPORTIONATE OWNERSHIP



------------------------------- ---------------------------- ------------------------------ --------------------------
                                     Number of Escrow            Number of Adjustment
                                     Shares Deposited              Shares Deposited               Proportionate
Name                                     Hereunder                     Hereunder                    Ownership
------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

------------------------------- ---------------------------- ------------------------------ --------------------------

